SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   November 14, 2008

CLASSIC COSTUME COMPANY, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	333-142704	20-8317658
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

1202 Lexington Avenue, Apt 104
New York, NY 10028
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

646-259-1009
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

As previously reported, on September 25, 2007 (the “Effective Date”), J & J Global Assets Inc. purchased 10,00,000 shares of the issued and outstanding common stock of Classic Costume Company, Inc. (the “Company”) from E. Todd Owens, a shareholder of the Company. On November 14, 2008 this transaction was rescinded. No formal agreement of recession was executed

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Mr. Carl Oberg was appointed as a member of the Company’s Board of Directors and as the Company’s Chief Executive Officer, Principal Financial Officer and Secretary, each as of September 25, 2007, and resigned on November 14, 2008. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

No transactions occurred in the last two years to which the Company was a party in which Mr. Owens had or is to have a direct or indirect material interest except as previously reported in the Form SB-2 and amendments thereto which are incorporated herein by reference in their entirety. Mr. Owens does not have an employment agreement with the Company.

Mr. Gary Spaniak was appointed as a member of the Company’s Board of Directors and as the Company’s new President effective November 14th 2008. Mr. Spaniak brings with him 25 years experience in the automobile industry including dozens of restorations, custom builds, and automotive marketing. He has been the President and Director of a publicly traded company since 2001 and has been involved in the successful development of both public and private companies since 1984. In the mid 1980s Mr. Spaniak was President of Performance Tire and Wheel and American Discount Tire with 18 locations throughout Florida. Mr. Spaniak also participated in the reorganization of National Car Rental, focusing on financial services and dealer development. Mr. Spaniak participated in the development of dealerships and financial services operations for AutoNation, Inc.

Mr. Steve Markley was appointed as a member of the Company’s Board of Directors and as the Company’s new Secretary effective November 14, 2008.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CLASSIC COSTUME COMPANY, Inc.

By:	/s/ Gary Spaniak
Gary Spaniak President

Dated: November 18, 2008

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